Exhibit 10.1
Execution Version

ASSET PURCHASE AGREEMENT

dated as of March 16, 2017

by and between

UJB ACQUISITION CORP.

and

CUSTOM CONTROL CONCEPTS LLC

ARTICLE I PURCHASE AND SALE		4
1.1	Purchase and Sale of the Purchased Assets.	4
1.2	Assumption of Liabilities	6
1.3	Purchase Price	8
1.4	The Closing.	8
1.5	Deliveries by Seller at Closing.	9
1.6	Deliveries by Buyer at Closing.	9
1.7	Non-assignable Assets	10
ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING SELLER		10
2.1	Organization and Good Standing.	11
2.2	Capitalization	11
2.3	Absence of Subsidiaries	11
2.4	Authority and Enforceability.	11
2.5	No Conflicts; Consents; Payments.	11
2.6	Financial Statements.	12
2.7	Taxes.	12
2.8	Compliance with Law; Authorizations.	13
2.9	Title to Personal Properties.	13
2.1	Condition of Tangible Assets.	14
2.11	Real Property.	14
2.12	Intellectual Property.	14
2.13	Absence of Certain Changes or Events.	16
2.14	Contracts.	17
2.15	Litigation.	19
2.16	Employee Benefits.	19
2.17	Labor and Employment Matters.	20
2.18	Environmental.	20
2.19	Insurance.	21
2.2	Brokers.	21
2.21	All Necessary Assets of the Business	22
2.22	Accounts Receivable; Accounts Payable	22
2.23	Inventory	22
2.24	Product Warranties	22
2.25	Improper Payments	23
2.26	Customers and Suppliers	23
2.27	Exclusivity of Representations.	23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		24
3.1	Organization and Good Standing.	24
3.2	Authority and Enforceability.	24
3.3	No Conflicts; Consents.	24
3.4	Litigation.	24
3.5	Brokers.	25

TABLE OF CONTENTS
(cont’d)
Page

3.6	Buyer Investigation; No Other Representations; Acknowledgements.	25
ARTICLE IV PRE-CLOSING COVENANTS		26
4.1	Exclusivity	26
4.2	Operation and Maintenance of the Business	26
4.3	Information and Access	27
4.4	Further Assurances	28
4.5	Notices Generally	29
4.6	Key Employees	29
ARTICLE V CONDITIONS TO CLOSING		29
5.1	Buyer’s Closing Conditions	29
5.2	Seller’s Closing Conditions	30
ARTICLE VI TERMINATION		31
6.1	Termination	31
6.2	Effect of Termination	32
ARTICLE VII ADDITIONAL COVENANTS		32
7.1	Confidentiality	32
7.2	Certain Access Provisions	32
7.3	Further Assurances	32
7.4	Employee Matters	33
7.5	Name Change	34
7.6	Post-Closing Payments in Respect of Purchased Assets	34
7.7	Termination of 401(k) Plan	34
7.8	Specified Post-Closing Transition Services	34
7.9	Collection of Accounts Receivable	34
ARTICLE VIII TAX MATTERS		35
8.1	Transfer Taxes.	35
8.2	Allocation	35
8.3	Cooperation on Tax Matters	35
ARTICLE IX INDEMNIFICATION		36
9.1	Survival	36
9.2	Indemnification by Seller	36
9.3	Indemnification by Buyer	36
9.4	Indemnification Procedure for Third Party Claims	37
9.5	Indemnification Procedures for Non-Third Party Claims	38
9.6	Limitations.	38
ARTICLE X MISCELLANEOUS		39
10.1	Public Announcements	39
10.2	Notices.	39
10.3	Amendments and Waivers.	40
10.4	Expenses.	40
10.5	Successors and Assigns.	40
10.6	Governing Law.	41

TABLE OF CONTENTS
(cont’d)
Page

10.7	Consent to Jurisdiction.	41
10.8	Payments under Agreement.	41
10.9	Provision Respecting Representation of Seller.	42
10.1	Counterparts.	42
10.11	No Third Party Beneficiaries.	42
10.12	Entire Agreement.	42
10.13	Captions.	43
10.14	Severability.	43
10.15	Interpretation.	43
10.16	Bulk Sales Laws	43
10.17	Definitions.	43

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is made as of March 16, 2017 (this “Agreement”), by and between UJB Acquisition Corp., a Washington corporation (“Buyer”), and Custom Control Concepts LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”
BACKGROUND
A.    WHEREAS, Seller is engaged in the business of creating, designing, sourcing, manufacturing, marketing, and servicing software, components and assemblies in connection with cabin management systems (CMS), in-flight entertainment (IFE), Audio/Video On Demand (AVOD) and lighting products and systems (the “Business”); and
B.     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, and Seller desires to assign and transfer to Buyer, and Buyer desires to assume, the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE
1.1    Purchase and Sale of the Purchased Assets.
(a)    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all assets, properties, right, title and interest of every kind and nature owned, licensed or leased by Seller related to the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed, except for the Excluded Assets (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), including, without limitation, the following assets, properties, rights, titles and interests (to the extent not Excluded Assets):
(i)    all of Seller’s notes and bona fide billed and unbilled accounts receivable of Seller as of March 13, 2017, whether current or non-current, and both (A) arising in the Ordinary Course of Business prior to the Closing and (B) as set forth on Schedule 1.1(a)(i) (the “Accounts Receivable”);
(ii)    all Intellectual Property owned by Seller, and all rights of Seller to the Licensed Intellectual Property, along with all income, royalties, damages and payments accrued, due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof or other conflicts therewith), all rights to sue and recover for past, present or future infringements or misappropriations of, or other conflicts with, such Intellectual Property, and any and all corresponding rights that, now or hereafter, may be secured throughout the world;
(iii)    all of Seller’s right, title and interest to and under all Contracts, other than the Excluded Contracts (collectively, the “Assumed Contracts”);
(iv)    all of Seller’s right, title and interest in all Leases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder;
(v)    all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property;
(vi)    all inventory (including spare parts, raw materials, work in process, finished goods, goods in transit, consigned goods and returned goods) (the “Inventory”);
(vii)    all machinery, molds, furniture, fixtures, trade fixtures, equipment, automobiles, vehicles, supplies, spare parts, tooling, computer hardware, telephones and all related equipment and all other Tangible Personal Property, including, without limitation, Tangible Personal

Property under capital leases, and any transferable manufacturer or vendor warranties related thereto;
(viii)    all claims, deposits, prepayments, advances, warranties, deferred items or credits, guarantees, refunds, supplier rebates, causes of action, rights of recovery, insurance proceeds, condemnation proceeds, rights of set-off and rights of recoupment of every kind and nature to the extent relating to the other Purchased Assets, the Assumed Liabilities and/or the Business;
(ix)    all lists, records and other information and data pertaining to customers, suppliers and referral sources; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business, sales and marketing plans and information), in each case whether evidenced in writing, electronic data, computer software or otherwise;
(x)    all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;
(xi)    to the extent transferable, all Seller Permits, and the rights to all data and records related thereto;
(xii)    all goodwill and all other intangible property; and
(xiii)    all other properties, assets and rights owned by Seller as of the Closing Date and used in the Business and which are not otherwise Excluded Assets.
(b)    Excluded Assets. Notwithstanding the foregoing, the following assets, properties, rights, titles and interests are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:
(i)    all of Seller’s cash, cash equivalents and marketable securities (other than cash to cover checks written on bank accounts of Seller prior to the Closing Date which have not cleared as of the date hereof);
(ii)    all right, title and interest in and to all deposit and other bank accounts, except as set forth in Item 4 on Annex A;
(iii)    all right, title and interest to and under any agreement with any employee of Seller (other than Seller’s standard confidentiality agreement for employees);
(iv)    all right, title and interest to and under the Contracts listed on Schedule 1.1(b)(iv) (the “Excluded Contracts”);
(v)    all Equity Securities of Seller;
(vi)    all of Seller’s insurance policies;

(vii)    Seller’s organizational documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, equity transfer books and other documents relating to the organization, maintenance and existence of Seller as a limited liability company or other legal entity;
(viii)    all Tax assets, including Seller’s claims for and rights to receive Tax refunds, and Tax returns of Seller and any notes, worksheets, files or documents relating thereto;
(ix)    Seller’s rights under or pursuant to this Agreement and the Disclosure Schedules attached hereto and any other agreements entered into by Seller pursuant to this Agreement, including, without limitation, the Escrow Agreement;
(x)    all claims, deposits, prepayments, advances (including employee advances), warranties, guarantees, refunds, causes of action, rights of recovery, insurance proceeds, condemnation proceeds, rights of set-off and rights of recoupment of every kind and nature to the extent relating to any Excluded Assets or Excluded Liabilities, including, without limitation, any Escrow Funds payable to Seller pursuant to the Escrow Agreement; and
(xi)    all rights and interests of Seller under any Seller Benefit Plan.
1.2    Assumption of Liabilities.
(a)    Assumed Liabilities. Subject to the conditions set forth in this Agreement, as additional consideration for the Purchased Assets, at the Closing, Buyer shall assume and agrees to pay, perform and discharge when due any and all liabilities and obligations of Seller related to the Business or the Purchased Assets, other than the Excluded Liabilities (the “Assumed Liabilities”), including, without limitation, the following:
(i)    Seller’s bona fide accounts payable (the “Accounts Payable”) and accrued expenses related to the Business (the “Accrued Liabilities”) as of March 13, 2017, in each case both (A) arising in the Ordinary Course of Business prior to the Closing and (B) set forth on Schedule 1.2(a)(i), and which shall include any Stretched Trade Payables as contemplated by Section 1.3(a)(i);
(ii)    all liabilities and obligations arising under or relating to the Assumed Contracts; and
(iii)    all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets at or after the Closing.
(b)    Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):
(i)    any liabilities or obligations relating to or arising out of the Excluded Assets;
(ii)    any liabilities or obligations for (A) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (B) any other Taxes of Seller for any taxable period (in each case, other than Taxes for which Buyer is responsible pursuant to Section 8.1);
(iii)    any liability or obligation under any Seller Benefit Plan;
(iv)    any liability or obligation with respect to employees of Seller terminated prior to the Closing Date, including, without limitation, any severance pay due or owing to such terminated employees;
(v)    any liability or obligation of Seller for personal injury, property damage or intellectual property infringement arising or incurred with respect to products manufactured or sold or services provided by Seller prior to the Closing Date (other than warranty obligations) in connection with the operation of the Business or otherwise;
(vi)    any liabilities or obligations of Seller or the Business under any Environmental Laws;
(vii)    any liabilities or obligations to the extent constituting Transaction Expenses or Indebtedness; and
(viii)    Seller’s liabilities or obligations under this Agreement or any other agreements entered into by Seller pursuant to this Agreement.
1.3    Purchase Price.
(a)    Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets to Buyer at the Closing, Buyer shall (i) deliver an aggregate amount in cash equal to $12,500,000 minus the aggregate amount of all Stretched Trade Payables (the “Purchase Price”) in accordance with Section 1.3(b) and (ii) assume the Assumed Liabilities.
(b)    At the Closing, Buyer shall pay the Purchase Price as follows:
(i)    Buyer shall deposit into an account (the “Escrow Account”) held by the Escrow Agent an amount equal to $1,000,000 (the “Escrow Funds”) to be held for a period of ninety (90) days following the Closing Date (the “Escrow Period”) pursuant to the terms of the escrow agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”) to be entered into at the Closing by Buyer, Seller and Wells Fargo Bank, National Association (the “Escrow Agent”);
(ii)    Buyer will pay, on behalf of Seller, the Transaction Expenses in accordance with the payment instructions delivered by Seller to Buyer pursuant to Section 1.3(c);
(iii)    Buyer shall pay, on behalf of Seller, the Senior Debt Paydown Amount by wire transfer of immediately available funds to the Person(s) and in accordance with instructions set forth in the Senior Debt Consent Letter; and
(iv)    Buyer shall pay, on behalf of Seller, an amount equal to (A) the Purchase Price, minus (B) the amount of Transaction Expenses paid pursuant Section 1.3(b)(ii), minus (C) the Senior Debt Paydown Amount paid pursuant Section 1.3(b)(iii), minus (D) the amount deposited into the Escrow Account pursuant to Section 1.3(b)(i).
(c)    Prior to the Closing, Seller shall deliver to Buyer (i) the Senior Debt Consent Letter, (ii) the Sub Debt Consent and Release, (iii) payoff letters with respect to the Stretched Trade Payables and (iv) a statement setting forth the Transaction Expenses to be paid by Buyer pursuant to Section 1.3(b)(ii), together with payment instructions with respect thereto.
(d)    Immediately following the Closing, Buyer shall pay in full each of Seller’s trade accounts payable which are 30+ days past invoice date set forth on Schedule 1.3(d) (the “Stretched Trade Payables”) in accordance with the payment instructions delivered by Seller to Buyer on or prior to the Closing Date.
1.4    The Closing. The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Honigman Miller Schwartz and Cohn LLP (“Honigman”) on the first business day following the satisfaction of the conditions to the Closing set forth in ARTICLE V (other than the conditions that must be satisfied at the Closing), unless another time or place is mutually agreed upon in writing by Buyer and Seller; provided, that in no event shall Buyer be required to close the transactions contemplated by this Agreement prior to April 3, 2017. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. on the Closing Date.
1.5    Deliveries by Seller at Closing. At the Closing, Seller will deliver the following to Buyer:
(a)    a bill of sale and assignment, substantially in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller;
(b)    an assumption agreement, substantially in the form of Exhibit C hereto (the “Assumption Agreement”), duly executed by Seller;
(c)    the Senior Debt Consent Letter and the Sub Debt Consent and Release;
(d)    the Escrow Agreement, duly executed by Seller;
(e)    an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code and the Treasury Regulations thereunder;
(f)    evidence of termination of (i) all employment agreements; (ii) all employee bonus agreements; (iii) all employee option agreements, in each case to the extent set forth on Schedule 2.17;
(g)    a Tax Status Letter from the State of Washington;
(h)    a certificate, duly executed by an officer of Seller and dated as of the Closing Date, certifying to (A) a true, correct and complete copy of the certificate of formation of Seller, together with all amendments thereto, (B) a true, correct and complete copy of the operating agreement of Seller, together with all amendments thereto, (C) the joint resolutions of the managers and the sole member of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (D) the incumbency and specimen signatures of each officer of Seller executing this Agreement and the other documents and instruments delivered in connection herewith; and
(i)    all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and such other customary documents and instruments as may be requested by Buyer and required in order to effectuate the Acquisition on the terms set forth herein.
1.6    Deliveries by Buyer at Closing. At the Closing, Buyer will deliver the following:
(a)    the Purchase Price in accordance with Section 1.3(b);
(b)    the Bill of Sale, duly executed by Buyer;
(c)    the Assumption Agreement, duly executed by Buyer;
(d)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(e)    the Representation and Warranty Policy, duly executed by the parties thereto and bound on or prior to the Closing Date;
(f)    a certificate, duly executed by an officer of Buyer and dated as of the Closing Date, certifying to (A) a true, correct and complete copy of the articles of incorporation of Buyer, together with all amendments thereto, (B) a true, correct and complete copy of the bylaws of Buyer, together with all amendments thereto, (C) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (D) the incumbency and specimen signatures of each officer of Buyer executing this Agreement and the other documents and instruments delivered in connection herewith; and
(g)    all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and such other customary documents and instruments as may be requested by Seller and required in order to effectuate the Acquisition on the terms set forth herein.

1.7    Non-assignable Assets. Notwithstanding anything to the contrary in this Agreement, if the Closing occurs and the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an affiliate of a party to this Agreement (including any governmental authority), and such consent, authorization, approval or waiver has not been obtained as of the Closing, then (x) this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof and (y) following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to assign any such Assigned Contract or Purchased Asset to Buyer; provided that neither Seller nor Buyer shall be required to pay any additional consideration therefor. If such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.
ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER
Seller hereby represents and warrants to Buyer that each statement contained in this ARTICLE II is true and correct as of the date hereof (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) (and Seller further agrees that, if the Closing occurs, then at the time of the Closing each representation and warranty set forth in this ARTICLE II will be deemed to be remade by Seller at and as of the time of the Closing), except as set forth in the Disclosure Schedules accompanying this Agreement (collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged in sections corresponding to the sections of this ARTICLE II. Each section of the Disclosure Schedules shall be deemed to incorporate by reference all exceptions to any representation and warranty set forth in the Disclosure Schedules for which disclosure is reasonably apparent.
2.1    Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign person in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on the Business taken as a whole other than any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Seller operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions currently existing or underway; (iv) the effect of any action taken by Buyer or its affiliates with respect to the transactions contemplated hereby or with respect to the Business; (v) the effect of any changes in applicable laws or accounting rules; (vi) the failure of Seller or the Business to meet any of their projections; or (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
2.2    Capitalization. All outstanding equity interests or any other shares of capital stock, membership interests, options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of capital stock or membership interests (collectively, “Equity Securities”) are owned of record and beneficially by Custom Control Holding, LLC (“Parent”).
2.3    Absence of Subsidiaries. Seller does not have any subsidiaries and does not own or hold any Equity Securities of any other Person.
2.4    Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies (together, the “Enforcement Exceptions”).
2.5    No Conflicts; Consents; Payments.
(a)    Except as set forth on Schedule 2.5(a), the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not (i) violate the provisions of any of the organizational documents of Seller, (ii) violate any Significant Contract to which Seller is a party, (iii) materially violate any federal, state, foreign or local law, statute, ordinance, rule regulation or order (collectively, “Laws”) applicable to Seller or by which its properties or assets are bound, (iv) result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, a “Lien”) upon any of the Purchased Assets other than (A) Liens for current real or personal property taxes that are not yet due and payable, (B) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business for amounts that are not delinquent and are not in the aggregate material, (C) Liens that may arise in the Ordinary Course of Business under the Assumed Contracts and (D) Liens in favor of the lender pertaining to the Senior Debt (to the extent related to the Excluded Assets) (collectively, “Permitted Liens”), (v) trigger any required change of control payment by Seller under any Assumed Contract or (vi) require the consent, authorization, order or approval of any Person under any of the terms, conditions or provisions of any Assumed Contract.
(b)    No consent, authorization, order or approval of, or filing or registration with, any governmental entity is required by Seller in connection with the execution and delivery of this Agreement and the consummation of the Acquisition.
2.6    Financial Statements. Schedule 2.6 contains (i) the audited consolidated balance sheet of Parent and Seller and the related statements of income and retained earnings, members’ equity and cash flow, for the years ended December 31, 2014 and December 31, 2015 and (ii) the unaudited consolidated balance sheet of Parent and Seller and the related statements of income and retained earnings, members’ equity and cash flow, for the twelve (12) months ending December 31, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and the historical practices of Seller applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements), and on that basis fairly present in all material respects the financial condition and results of operations of Seller as of the respective dates thereof and for the respective periods indicated. The consolidated unaudited balance sheet of Parent and Seller as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
2.7    Taxes.
(a)    All income and other material Tax Returns required to have been filed by Seller have been filed. All such Tax Returns were correct and complete in all material respects when filed. All Taxes shown on such Tax Returns as due have been paid. “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, occupation, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, severance, excise, property, deed, stamp, transfer, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital and premium, and other taxes or similar governmental assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), as well as all estimated taxes, deficiency assessments and additions to tax, including any interest and penalty attributable thereto. “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(b)    Except as set forth on Schedule 2.7, there is no audit currently pending against Seller in respect of any Taxes. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
(c)    No outstanding claim has been made in writing by a governmental authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is subject to taxation by that jurisdiction.
(d)    Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.
(e)    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which such waiver or extension is still in effect.
(f)    Seller is not or has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code.
2.8    Compliance with Law; Authorizations.
(a)    Except as set forth on Schedule 2.8(a), Seller is in material compliance with, and the Purchased Assets are currently in material compliance with, all Laws to which the Business is subject, and Seller has not received any written notice to the contrary.
(b)    Seller is in possession of all material franchises, grants, authorizations, licenses, permits, registrations, qualifications, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties, to carry on its business as presently conducted (collectively, the “Seller Permits”) and has made all registrations or filings with or notices to any governmental authority necessary to own, lease and operate its properties, to carry on its business as presently conducted in all material respects. Except as set forth on Schedule 2.8(b), (i) Seller is, and during the past three (3) years has been, in material compliance with such Seller Permits, all of which are in full force and effect, (ii) Seller has not received any written notice to the contrary, and (iii) the consummation of the transactions contemplated by this Agreement shall not materially and adversely impact, prevent, hinder (financially or otherwise) or substantially delay the implementation of the terms of any Seller Permit, and all such Seller Permits shall be in full force and effect on the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Seller Permit is pending, or to Seller’s Knowledge, threatened.
2.9    Title to Personal Properties. Schedule 2.9 sets forth a list of each item of tangible personal property owned or leased by Seller and used in the conduct of the Business (other than Inventory) or in which Seller has any interest including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto, in each case, for which the purchase price exceeded $15,000 or the current annual lease payment exceeds $15,000, as applicable (the “Tangible Personal Property”). Seller owns good and marketable title to, or holds a valid leasehold interest in, all of the Tangible Personal Property, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of Tangible Personal Property is, taken as a whole, in operable condition and repair and is adequate for continued use in materially the manner in which it is presently used, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.
2.10    Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Seller in the Business are (a) to Seller’s Knowledge, structurally sound and in good operating condition and repair (subject to normal wear and tear given the use and age of such assets) and (b) usable in the Ordinary Course of Business and conform to all Laws and authorizations relating to their construction, use and operation.
2.11    Real Property.
(a)    Owned Real Property. Seller does not own any real property.
(b)    Leased Real Property. Schedule 2.11(b) contains a list of all real property leases and subleases under which Seller is either lessor or lessee (the “Leased Real Property”). Seller has made available to Buyer or its counsel a true and complete copy of every lease and sublease to which Seller is a party with respect to the Leased Real Property (the “Leases”). Each Lease is valid and enforceable in accordance with its terms except where such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (y) the availability of injunctive relief and other equitable remedies. With respect to the Leases, and except as set forth on Schedule 2.11(b): (i) Seller is not, and to Seller’s Knowledge, no other party to any Lease is, in breach or default, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit termination, modification or acceleration thereunder; (ii) no postponement or material waiver of Seller’s obligations under a Lease has been granted by the lessor, (iii) other than with respect to the transfer of the Purchased Assets, to Seller’s Knowledge, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would give rise to a right of termination by the lessor under such Lease or give rise to any material liability of Seller under such Lease, (iv) to Seller’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the lease; and (v) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold (other than pursuant to a Permitted Lien). All rents due to date on each Lease have been paid.
2.12    Intellectual Property.
(a)    “Intellectual Property” means all intellectual property and proprietary rights, including all trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, know-how, formulae and processes, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent disclosures, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, logos, trade names and corporate names, copyrightable works, copyright registrations, copyright applications, mask works, confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap, browsewrap or clickwrap licenses, all e-mail address and internet domain names used exclusively in or relating exclusively to the Business, and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
(b)    Schedule 2.12(b) sets forth a list that includes (i) all material Intellectual Property owned by Seller (“Seller Owned Intellectual Property”), including that which is registered or subject to an application for registration (including the jurisdictions where such Seller Owned Intellectual Property is registered or where applications have been filed, and all registration numbers), and (ii) all Intellectual Property owned by a third party that is licensed or sublicensed to Seller or otherwise subject to an agreement between such third party and Seller that grants Seller the right to use such Intellectual Property in the conduct of the Business (the “Licensed Intellectual Property”). Seller owns all Seller Owned Intellectual Property and has the right to use all Licensed Intellectual Property. Seller has taken reasonable steps to maintain and protect as confidential and proprietary its trade secrets and other non-public proprietary information.
(c)    Seller is not in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, contract, commitment, arrangement or understanding (collectively, “Contracts”) pursuant to which any third party is authorized to use any Seller Owned Intellectual Property (“Seller Licenses”) or pursuant to which Seller is licensed to use Intellectual Property owned by a third party (“Third Party Licenses”).
(d)    Except as set forth on Schedule 2.12(d), there are no claims pending or threatened in writing against Seller alleging that the Business as now conducted by Seller violates the Intellectual Property rights of any Person, and no valid basis exists for any such claim or any claim challenging the ownership of any Seller Owned Intellectual Property.
(e)    Except as disclosed on Schedule 2.12(e), with respect to each item of Intellectual Property: (i) if owned by Seller, Seller possesses all right, title and interest in and to the item, free and clear of any Lien except Permitted Liens, and if owned by a third party and used by Seller, the license, sublicense or agreement covering the item is a valid, binding and enforceable obligation of Seller in accordance with its terms subject to the Enforcement Exceptions, and Seller is not, and to Seller’s Knowledge no other party thereto is, in breach or default thereof; (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of any such item owned by Seller; and (iii) Seller has not received any written notice of, or to Seller’s Knowledge is there any reasonable basis for, the cancellation or termination of any license, sublicense or agreement covering any such item owned by a third party and used by Seller. Except as disclosed on Schedule 2.12(e), to Seller’s Knowledge, Seller has the right to use the names, service marks, trademarks, patents, copyrights, domain names and other Intellectual Property material to the conduct of its Business without payment, charge or levy.
(f)    The consummation of the transactions contemplated by this Agreement will not (in and of itself) result in the loss or impairment of, require any payment by Seller of any additional amounts with respect to or require the consent of any other Person in respect of, Seller’s right to own, use or hold for use (as of the Closing) any of the Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
2.13    Absence of Certain Changes or Events. Except as set forth on Schedule 2.13 or as otherwise reflected in this Agreement, since the Balance Sheet Date:
(a)    there has not occurred a Material Adverse Effect, and no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Effect;
(b)    Seller has operated the Business in the Ordinary Course of Business;
(c)    Seller has not suffered any material Loss to any of its property, whether or not covered by insurance;
(d)    Seller has not declared, set aside or paid any dividends, unit splits or distributions on any of its Equity Securities;
(e)    Seller has not amended its organizational documents;
(f)    other than sales of Inventory in the Ordinary Course of Business, Seller has not sold, leased, transferred or otherwise disposed of any property or assets;
(g)    Seller has not incurred any Indebtedness (other than drawings on Seller’s revolving line of credit);
(h)    except as otherwise contemplated by this Agreement, Seller has not issued or sold or acquired or redeemed any Equity Securities (or securities convertible into Equity Securities) or granted any Equity Securities;
(i)    Seller has not made or become obligated to make any equity investment in any new business or other entity or to purchase substantial assets of any new business or other entity;
(j)    Seller has not entered into, materially amended or become subject to any joint venture, partnership or similar arrangement;
(k)    Seller has not made or become obligated to make any capital expenditures, other than in the Ordinary Course of Business;
(l)    Seller has not written down the value of any Inventory or written off as uncollectable any notes or Accounts Receivable, other than in the Ordinary Course of Business;
(m)    Seller has not disposed of or permitted to lapse the rights to use any patent, trademark or other Intellectual Property or disclosed trade secrets to a third party;
(n)    Seller has not paid or committed to pay any bonus or other amount not previously required to be paid, has not forgiven any Indebtedness, and has neither increased nor accelerated the due date of compensation, to any officer, director, agent, employee or consultant to Seller or adopted, granted, extended or increased the rate or terms of any Seller Benefit Plan;
(o)    Seller has not paid, discharged settled or satisfied any material claims or liabilities, other than payments, discharges or satisfactions reserved against in the Balance Sheet;
(p)    Seller has not changed its cash management customs and practices (including the collection of receivables and payment of payables);
(q)    Seller has not changed or modified any accounting practice or procedure or the manner in which it maintains its books and records;
(r)    Seller has not accelerated any monies due to or payable by Seller, including without limitation any Accounts Receivable of Seller;
(s)    Seller has not received any deposits from customers for work to be performed following the Closing Date;
(t)    Seller has not terminated, or accepted a resignation terminating, the employment of any senior manager of Seller;
(u)    Seller has not failed to pay any of its Accounts Payable in the Ordinary Course of Business;
(v)    Seller has not written up the value of any Inventory or Intellectual Property in a manner not consistent with its usual practice; and
(w)    Seller has not agreed to take any of the foregoing actions.
2.14    Contracts.
(a)    Schedule 2.14(a) sets forth a list of each Contract to which Seller is party or by which it is bound:
(i)    for the purchase of materials, supplies, goods, services, equipment or other assets which (x) provides for minimum annual payments by Seller of $75,000 or more and (y) has a residual term as of the date of this Agreement of more than 12 months;
(ii)    for the sale by Seller of materials, supplies, goods, services, equipment or other assets, and which (x) resulted in an annual dollar sales amount by Seller of $75,000 or more for the previous 12 months and (y) has a residual term as of the date of this Agreement of more than 12 months;
(iii)    that requires Seller to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
(iv)    which contains a “most favored nation” or similar provision;
(v)    that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness for borrowed money of any other Person, in any such case which, individually, is in excess of $75,000;
(vi)    that provides for any management, consulting, financial advisory or any other similar service that involves the payment by Seller of $75,000 or more over the next 12 months;
(vii)    that limits the ability of Seller to engage in any line of business or compete with any Person;
(viii)    that involves any joint venture, partnership, strategic alliance, members’ or shareholders’ agreement, co-marketing, co-promotion, co-packaging or joint development arrangement;
(ix)    that involves any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value greater than $25,000;
(x)    that involves leases or subleases of personal property to which Seller is a party (as lessor or lessee) and involving an annual base rental payment in excess of $15,000;
(xi)    that involves during the next 12 months the payment by Seller of $75,000 or more, and which is not cancelable by Seller without penalty on thirty (30) days’ or less notice;
(xii)    that grants a power of attorney or other similar agreement or grant of agency;
(xiii)    that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and
(xiv)    that is otherwise material to the Business.
(b)    Except as set forth on Schedule 2.14(b), each of the Contracts listed in Schedule 2.14(a) (collectively, the “Significant Contracts”) is in full force and effect, and Seller is not in material default (with or without notice of the lapse of time or both) under any Significant Contract and, to Seller’s Knowledge, the other party to each such Significant Contract is not in material default thereunder. Except as disclosed on Schedule 2.14(b), Seller has not received any written notice alleging a default by Seller under any Significant Contract, and, to Seller’s Knowledge, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default or event of default by Seller or any other party thereto, with respect to any term or provision of any such Significant Contract. Except as set forth on Schedule 2.14(b), to Seller’s Knowledge, as of the Balance Sheet Date, the cost of completion with respect to each Significant Contract would not reasonably be expected to exceed the total contract value to be paid by a customer or other Person to Seller thereunder.
2.15    Litigation. Except as set forth on Schedule 2.15, there is no action, suit or proceeding, claim, arbitration, litigation or formal investigation by any governmental entity or third party (each, an “Action”) pending or, to Seller’s Knowledge, threatened, against or materially affecting Seller (or any of the current or former officers, directors or employees of Seller, in their capacity as such), or against or affecting the real properties used or occupied by Seller or any other asset of Seller at law or in equity, before any governmental entity. There is no unsatisfied judgment, penalty or award against Seller. Seller is in compliance with each order entered, issued or rendered by any governmental entity to which Seller is subject.
2.16    Employee Benefits.
(a)    For purposes of this Section 2.16, (i) “Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (A) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (B) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (C) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (D) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (E) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of Seller has any present or future right to benefits sponsored or maintained by Seller, any subsidiary of Seller or any ERISA Affiliate, and (ii) “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code.
(b)    Schedule 2.16(b) includes a list of all Benefit Plans maintained or contributed to by Seller and all other compensatory arrangements or agreements entered into or made by Seller with or for the benefit of, or relating to, any current or former employee, independent contractor or consultant of Seller (collectively, the “Seller Benefit Plans”). Seller has made available to Buyer copies of (i) plan documents for each Seller Benefit Plan that is in writing, including any related trust agreements, insurance contracts or other funding arrangements; and (ii) the most recent summary plan description for each Seller Benefit Plan for which such a summary plan description is required.
(c)    Except as set forth on Schedule 2.16(c), none of the Seller Benefit Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”).
(d)    Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), is subject to a favorable determination letter from the Internal Revenue Service. Seller has provided copies of the most recent determination letters from the Internal Revenue Service with respect to each such Seller Benefit Plan.
(e)    Each Seller Benefit Plan has been administered in material accordance with its terms and is in material compliance with all applicable provisions of ERISA and the Code.
(f)    There are no pending, or to Seller’s Knowledge, threatened Actions (other than routine claims for benefits) relating to any of the Seller Benefit Plans, or the assets of any trust for any Seller Benefit Plan.
2.17    Labor and Employment Matters.
(a)    Schedule 2.17 sets forth each employee of Seller as of March 13, 2017, as well as his or her (i) name, (ii) position or job title, (iii) date of initial employment, (iv) base compensation and bonus compensation earned in the year ended December 31, 2016, and (v) current base compensation.
(b)    Schedule 2.17 sets forth a list of any written employment agreement to which Seller is a party, excluding Seller’s standard offer letter.
(c)    Seller is not a party or subject to any labor union or collective bargaining agreement. To Seller’s Knowledge, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Seller and there have not been any such disputes, stoppages, requests, pickets, slow-downs or actions or arbitrations during the past three (3) years immediately preceding the date hereof. Seller is not currently engaged in any unfair labor practice under applicable Laws and there is no unfair labor practice charge against Seller pending or, to Seller’s Knowledge, threatened before any governmental entity.
(d)    There are no known Actions pending or, to Seller’s Knowledge, threatened, against Seller for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law.
(e)    Seller has classified each individual who currently performs services for or on behalf of Seller with respect to the Business as a contractor or employee in accordance with all applicable Laws.
2.18    Environmental.
(a)    Except for any matter that would not reasonably be expected to have a Material Adverse Effect, (a) Seller is in compliance with all applicable Laws relating to protection of the environment, including without limitation (and including their implementing regulations and any state analogs) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Pollution Prevention and Control Act (collectively, “Environmental Laws”), and (b) Seller possesses and is in compliance with all authorizations required under Environmental Laws for the conduct of its operations. There are no actions pending or, to Seller’s Knowledge, threatened against Seller alleging a violation of any Environmental Law, and to Seller’s Knowledge, no factual or legal basis for any such action exists.
(b)    Seller has transported, stored, used and disposed of all pollutants, contaminants, substances, chemicals, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in any applicable Environmental Law (“Hazardous Materials”), in material compliance with all Environmental Laws.
(c)    Except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in Seller incurring any material liability under any Environmental Law, (i) there have been no Releases (as such term is defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as of the date of this Agreement) of any Hazardous Materials in violation of Environmental Laws into the environment by Seller and (ii) with respect to any Releases of Hazardous Materials in violation of Environmental Laws, Seller has given all required notices to governmental entities (copies of which have been made available to Buyer).
(d)    Seller has made available to Buyer, prior to the execution of this Agreement, true, correct and complete copies of all material environmental reports, studies, investigations and audits in Seller’s possession that were conducted within the past three (3) years and that pertain to the Leased Real Property.
2.19    Insurance. Schedule 2.19 sets forth a list of each material insurance policy and fidelity bond which covers Seller or its businesses, properties, assets, directors or employees (the “Policies”). Such Policies are in full force and effect in all material respects, all premiums thereon have been paid, and Seller is not in material default with respect to its obligations under any such Policy. Seller has not received any written notice of cancellation or non-renewal of any such policy or bond.
2.20    Brokers. Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller does not have any continuing obligation to Houlihan Lokey after the Closing.
2.21    All Necessary Assets of the Business. Except for the Excluded Assets, the Purchased Assets constitute all of the rights, properties and assets (tangible and intangible) sufficient for the continued conduct of the Business as presently conducted by Seller in all material respects, subject to maintenance, improvement and replacement in the Ordinary Course of Business. Except for the Excluded Assets, there are no material assets or material properties used in the Business and owned by any Person other than Seller which will not, upon the Closing, be owned, leased or licensed by Buyer.
2.22    Accounts Receivable; Accounts Payable.
(a)    All of the billed Accounts Receivable reflected on the Balance Sheet (net of allowances for doubtful accounts as reflected thereon) (i) arose from bona fide transactions and represent valid obligations of the obligor thereto and (ii) will be good and collectible in full in the ordinary course of business and in any event not later than 85 days after the Closing Date. To Seller’s Knowledge, none of such Accounts Receivable is subject to any counterclaim or claim for set-off. No agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than trade discounts provided in the Ordinary Course of Business.
(b)    The Accounts Payable and Accrued Liabilities reflected on the Balance Sheet have arisen in bona fide transactions in the Ordinary Course of Business. None of the Accounts Payable or Accrued Liabilities reflected on the Balance Sheet represent amounts alleged to be owed by Seller which Seller has disputed or refused to pay.
2.23    Inventory. Schedule 2.23 sets forth all Inventory of Seller as of February 28, 2017. Except as set forth on Schedule 2.23, (a) the Inventory is in the physical possession of Seller and (b) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than Permitted Liens) or is held on consignment from others. All of the Inventory reflected on the Balance Sheet (net of reserves for excess and obsolete Inventory as reflected thereon) is good and merchantable and is of a quality and quantity useable and salable by Seller in the Ordinary Course of Business.
2.24    Product Warranties.
(a)    Schedule 2.24(a) contains a form of each product warranty relating to products produced or sold by Seller or services performed by Seller which will be in effect on the Closing Date. No products designed, manufactured, marketed or sold by Seller has been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this Section 2.24, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn). No Actions by (or, to Seller’s Knowledge, no investigations by) any governmental entity have been instituted, completed or, to Seller’s Knowledge, threatened at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by Seller.
(b)    Except as set forth on Schedule 2.24(b), to Seller’s Knowledge, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by Seller during the past three (3) years and, to Seller’s Knowledge, no defect in, or replacement of, any such product exists which could give rise to any material claim.
(c)    Except as provided in any of the standard product warranties described in Section 2.24(a) and as otherwise set forth on Schedule 2.24(c), Seller has not sold any products or services which are subject to an extended warranty of Seller beyond the period of such standard warranty.
2.25    Improper Payments. Except as set forth on Schedule 2.25, neither Seller nor, to Seller’s Knowledge, any of its directors, managers, officers, agents or employees have (a) used any funds of Seller for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law or (b) accepted or received any unlawful contributions, payments, expenditures or gifts in violation of applicable Laws.
2.26    Customers and Suppliers.
(a)    Schedule 2.26(a) sets forth a correct and complete list (i) for the twelve month period ended December 31, 2016, each of the top ten (10) customers of Seller in terms of total sales of Seller for that period, and (ii) for the twelve month period ended December 31, 2016, each of the top ten (10) suppliers to Seller in terms of total cost of goods supplied to Seller for that period.
(b)    Except as set forth on Schedule 2.26(b), (i) no supplier listed in Schedule 2.26(a) (a) has stopped or materially decreased, or (y) has threatened in writing to stop or materially decrease the rate of supplying materials or products to Seller, and (ii) no customer listed on Schedule 2.26(a) (x) has stopped or materially decreased, or (y) has threatened in writing to stop or materially decrease the rate of purchasing materials, services or products from Seller. There is no reasonable basis to believe that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with Seller or limit its services, supplies or materials to Seller other than in the Ordinary Course of Business. Except as set forth on Schedule 2.26(b), no customer of Seller has any re-stocking rights or similar rights to return any non-defective products to Seller for reimbursement or credit.
2.27    Exclusivity of Representations. The representations and warranties made by Seller in this ARTICLE II are the exclusive representations and warranties made concerning Seller, the Business, the Purchased Assets and the Assumed Liabilities arising out of or relating to the transactions contemplated by this Agreement, and Seller hereby disclaims any other express or implied representations or warranties. Seller is not making and has not made, directly or indirectly, any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that each statement contained in this ARTICLE III is true and correct as of the date hereof (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) (and Buyer further agrees that, if the Closing occurs, then at the time of the Closing each representation and warranty set forth in this ARTICLE III will be deemed to be remade by Buyer at and as of the time of the Closing).
3.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer.
3.2    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions.
3.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Buyer do not, and the consummation of the Acquisition by Buyer will not, (i) violate the provisions of any organizational document of Buyer, (ii) violate in any material respect any Contract to which Buyer is a party, (iii) violate in any material respect any Law of any governmental entity applicable to Buyer, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to have a material adverse effect on Buyer or impair or delay in any material respect the ability of Buyer to perform its obligations under this Agreement.
(b)    No consent, authorization, order or approval of, or filing or registration with, any governmental entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except where the failure to obtain which would not reasonably be expected to (i) have a material adverse effect on Buyer or (ii) materially impair or delay the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.
3.4    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer which challenges or seeks to enjoin, alter or materially delay the consummation of the Acquisition.
3.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any affiliate of Buyer.
3.6    Buyer Investigation; No Other Representations; Acknowledgements.
(a)    Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies and businesses such as Seller and the Business as contemplated hereunder. Buyer and its Representatives have undertaken such investigation and have been provided with and have evaluated such documents and information as Buyer has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the agreements contemplated hereby and the consummation of the Acquisition, including without limitation all of the documents in the data room maintained by Seller’s financial advisors. Buyer and its Representatives have received all materials relating to Seller, the Business, the Purchased Assets and the Assumed Liabilities that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller hereunder or to otherwise evaluate the merits of the Acquisition. Buyer acknowledges that Seller has given it and its Representatives complete and open access to the key employees, documents and facilities of Seller. Buyer and its Representatives have reviewed all of the documents, records, reports and other materials made available by (or on behalf of) Seller in the online data room created for the Acquisition or identified in the Disclosure Schedules and is familiar with the content thereof. Seller has answered to Buyer’s satisfaction all inquiries that Buyer or its Representatives have made concerning Seller, the Business, the Purchased Assets and the Assumed Liabilities or otherwise relating to the Acquisition. In making its determination to proceed with the Acquisition, Buyer has relied solely on the results of its and its Representatives’ own independent investigation and the representations and warranties of Seller expressly and specifically set forth in ARTICLE II of this Agreement as qualified by the Disclosure Schedules. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE II, (X) BUYER IS ACQUIRING THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER SELLER NOR ANY OTHER PERSON (INCLUDING ANY EQUITYHOLDER, OFFICER, DIRECTOR, MANAGER, EMPLOYEE OR AGENT OF ANY OF SELLER OR ANY OF ITS AFFILIATES, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.
(b)    In connection with the investigation by Buyer of Seller, the Business, the Purchased Assets and the Assumed Liabilities, Buyer and its Representatives have received and, after the date hereof but prior to the Closing, may receive from Seller or any of its Representatives certain projections, budgets, forward looking statements and other forecasts. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, budgets, forward looking statements and other forecasts, that Buyer and its Representative are familiar with such uncertainties, that Buyer and its Representatives are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, budgets, forward looking statements and other forecasts so furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward looking statements and other forecasts), and that Buyer has not relied upon, is not relying upon and will not rely upon any such projections, budgets, forward looking statements or other forecasts or any other materials, documents or information (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the transactions contemplated by this Agreement) made available to Buyer and its Representatives by Seller or any of its Representatives, and Buyer shall have no claim against any Person with respect thereto, except to the extent expressly and specifically included as a representation and warranty in ARTICLE II of this Agreement as qualified by the Disclosure Schedules, subject to the limitations set forth in this Agreement.
(c)    For the purposes of this Agreement, “Representatives” means, with respect to any Person, such Person’s affiliates, directors, managers, officers, employees, shareholders, members, partners, consultants, accountants, attorneys, investment bankers, agents, experts and advisors, as applicable.
ARTICLE IV
PRE-CLOSING COVENANTS
4.1    Exclusivity. Unless and until this Agreement is terminated by its terms, Seller will not (and will not cause or permit any affiliate, director, officer, member, partner, employee, stockholder or agent of Seller to), directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, sale, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of any assets (or any portion of the assets) of, or any Equity Securities in, or (iv) similar transaction or business combination involving, Seller (other than, prior to the Closing Date only, any of the foregoing in the Ordinary Course of Business); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to (including disclosing the existence or contents of this Agreement), assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing.
4.2    Operation and Maintenance of the Business.
(a)    From the date hereof until the Closing or termination of this Agreement by its terms, Seller shall conduct the Business in the Ordinary Course of Business in substantially the same manner as previously conducted.
(b)    From the date hereof until the Closing or termination of this Agreement by its terms, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall not: (i) issue, sell or deliver shares of any of Seller’s Equity Securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of Seller’s Equity Securities; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in Seller’s capitalization; (iii) amend Seller’s organizational documents; (iv) make any redemption or purchase of any shares of any member of Seller’s Equity Securities; (v) declare or pay any non-cash dividend or make any other non-cash distribution to Seller’s members or equityholders whether or not upon or in respect of any shares of Seller’s Equity Securities; (vi) incur any Indebtedness; (vii) permit, allow or suffer any of Seller’s assets to become subjected to any Lien (other than Permitted Liens) other than in the Ordinary Course of Business; (viii) except as contemplated by this Agreement, cancel any Indebtedness of Seller that is material individually or in the aggregate or waive any claims or rights of substantial value; (ix) make any change in any method of financial accounting or accounting practice or policy other than those required by GAAP; (x) write off as uncollectable any notes or Accounts Receivable; (xi) commit to pay any bonus or other amount not previously required to be paid, or increase or accelerate the due date of compensation, to any officer, director, agent, employee or consultant of Seller; (xii) accelerate any monies due to or payable by Seller (including Accounts Receivable of Seller); (xiii) acquire by merging or consolidating with, or by purchasing any of the assets of, or by any other manner, any Person or division thereof or otherwise acquire any assets (other than in the Ordinary Course Business) that are material; (xiv) make any capital expenditure commitments which, in the aggregate, exceed $50,000 and are outside the Ordinary Course of Business, other than maintenance capital expenditures consistent with Seller’s budget; (xv) sell, lease, license or otherwise dispose of any of Seller’s assets other than in the Ordinary Course of Business; (xvi) enter into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business; (xvii) adopt or modify any Seller Benefit Plan (except as required by any Law or which would not affect the level of benefits) or (xviii) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.
4.3    Information and Access. From time to time at Buyer’s request upon reasonable notice and at reasonable times through the Closing, Seller will (a) provide to representatives of Buyer, Buyer’s affiliates and their financing parties and each of their agents, employees and accounting, Tax, legal and other advisors (collectively, the “Investigating Parties”): (i) access to the premises and properties of or pertaining to Seller, subject to the Investigating Parties’ execution of an appropriate access agreement; (ii) access to all accounts, insurance policies, Tax Returns and Tax records, Contracts and other books and records concerning Seller and the Business and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and (iii) the opportunity to discuss the affairs, finances and accounts of Seller with William Weaver, Victor Ross, Luke Sorenson and Jaime McGrath, and, subject to obtaining Seller’s prior written consent (which shall not be unreasonably withheld), Seller’s other management employees which would reasonably be presumed to have information which would be relevant for the purposes of conducting Buyer’s and such other Investigating Parties’ business, accounting, financial, environmental, legal and other due diligence review regarding Seller and the Business and preparing for the financing and consummation of the transactions contemplated by this Agreement and the conduct of Seller’s business and operation thereafter, and (b) Seller shall reasonably cooperate with the Investigating Parties in arranging for interviews of suppliers and customers of Seller as reasonably requested by Buyer; provided that such access does not unreasonably interfere with the normal operations of Seller; provided, further, that all requests for access shall be directed to such other person as Seller may designate from time to time.
4.4    Further Assurances.
(a)    Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Buyer and Seller’s respective obligations to consummate the transactions contemplated by this Agreement to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).
(b)    Notification. From the date hereof until the Closing Date, Seller shall disclose to Buyer in writing, specifically referencing this Section 4.4(b) (in the form of updated Disclosure Schedules), any material variances from the representations and warranties contained in ARTICLE II and any updates and/or modifications to the Disclosure Schedules promptly upon discovery thereof by Seller. Such disclosures shall only amend and supplement the appropriate Disclosure Schedules delivered on the date hereof or otherwise amend or modify the representations and warranties contained in ARTICLE II if they pertain to facts, circumstances or conditions that did not exist prior to the execution of this Agreement (“New Information”). Notwithstanding any provision in this Agreement to the contrary, unless Buyer provides Seller with a written termination notice pursuant to Section 6.1(b) within five (5) business days after delivery by Seller of an updated Disclosure Schedule containing New Information, Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement. The delivery of any such updated Disclosure Schedule containing New Information will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy, and Buyer shall not have any claim (whether for indemnification or otherwise) against Seller for any such variance or inaccuracy. If Seller makes a disclosure to Buyer under this Section 4.4(b) based on facts, circumstances or conditions that existed prior to the execution of this Agreement (“Correcting Information”), Buyer shall have the right to either terminate this Agreement pursuant to Section 6.1(b) (subject to the terms and conditions thereof) and to seek indemnification in accordance with the terms and conditions of this Agreement for Losses resulting from such termination or, subject to the other terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement without revision to the representations and warranties given hereunder or the Disclosure Schedules in respect of the Correcting Information; provided that, if the Closing occurs, for purposes of ARTICLE IX only, any such updated Disclosure Schedule containing Correcting Information will be deemed to have cured any misrepresentation or breach of any warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy (and Buyer shall not have any claim (whether for indemnification or otherwise) against Seller for any such variance or inaccuracy), except to the extent such Correcting Information is correcting a misrepresentation or breach of warranty which constituted Actual Fraud.
(c)    Copies of New Contracts. Promptly after it is entered into, Seller will deliver to Buyer a true and correct copy of any written Contract which is entered into by Seller outside the Ordinary Course of Business.
4.5    Notices Generally. Each of the Parties will (a) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governmental entities in connection with the matters contemplated hereby, and (b) use commercially reasonable efforts to give any notices to, and obtain consents from, such third parties that are described in Schedule 2.5(a) as the parties may mutually agree upon.
4.6    Key Employees. From the date hereof until the Closing or termination of this Agreement by its terms, Buyer shall not, either directly or indirectly, (a) solicit, hire or otherwise interfere with the relationship between Seller and any of Seller’s employees or (b) take any action, or refuse to take any action, to cause the condition set forth in Section 5.1(h) not to be satisfied.
ARTICLE V
CONDITIONS TO CLOSING
5.1    Buyer’s Closing Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions as of the time of the Closing:
(a)    The representations and warranties set forth in ARTICLE II will be true and correct as of the time of the Closing as though then made (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Material Adverse Effect;
(b)    Seller will have performed and complied in all material respects with all of the covenants and agreements required to be performed by Seller hereunder and under any of the documents and agreements required by the transactions contemplated by this Agreement at or prior to the Closing;
(c)    There will be no action or proceeding before any governmental entity pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the consummation of the transactions contemplated by this Agreement or result in any transaction contemplated by this Agreement being declared unlawful or rescinded, and no such judgment, decree, injunction or order will be in effect;
(d)    On or prior to the Closing Date, Seller will have delivered to Buyer consents of (i) P.C.S. Properties LLC to assignment to Buyer of the Leases; and (ii) Thales Avionics, Inc. to assignment to Buyer of Purchase Order No. 20852, dated as of May 20, 2015, by and between Seller and Thales Avionics, Inc.;
(e)    On or prior to the Closing Date, Seller will have delivered to Buyer all of the documents and other items set forth in Section 1.5; and
(f)    On or prior to the Closing Date, Seller will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):
(i)    A certificate, dated not earlier than the fifth (5th) business day prior to the Closing Date, of the Secretary of State of the State of Delaware stating that Seller is in good standing; and
(ii)    A certificate of Seller certifying that each of the conditions set forth in this Section 5.1 has been and is satisfied as of the time of the Closing;
(g)    Between the date of this Agreement and the Closing, there shall not have occurred any Material Adverse Effect;
(h)    Between the date of this Agreement and the Closing, there shall not have occurred any Key Employee Attrition Event; and
(i)    On or prior to the Closing Date, Seller will have delivered to the administrative agent under the Senior Credit Agreement (A) a duly executed Collateral Assignment of Asset Sale Documents and (B) a certificate, duly executed by an officer of Seller and dated as of or prior to the Closing Date, containing certified copies of this Agreement, the Escrow Agreement and all exhibits and schedules hereto and thereto.
5.2    Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following conditions as of the time of the Closing:
(a)    The representations and warranties set forth in ARTICLE III will be true and correct as of the time of the Closing as though then made (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Material Adverse Effect;
(b)    Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by Buyer hereunder and under any of the documents and agreements required by the transactions contemplated by this Agreement at or prior to the Closing;
(c)    There will be no action or proceeding before any governmental entity pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the consummation of the transactions contemplated by this Agreement or result in any transaction contemplated by this Agreement being declared unlawful or rescinded, and no such judgment, decree, injunction or order will be in effect;
(d)    On or prior to the Closing Date, Buyer will have delivered to Seller all of the documents and other items set forth in Section 1.6; and
(e)    On or prior to the Closing Date, Buyer will have delivered to Seller all of the following (dated as of the Closing Date, except as otherwise indicated):
(i)    A certificate, dated not earlier than the fifth (5th) business day prior to the Closing Date, of the Secretary of State of the State of Washington stating that Buyer is in good standing; and
(ii)    A certificate of Buyer certifying that each of the conditions set forth in this Section 5.2 has been and is satisfied as of the time of the Closing.
ARTICLE VI
TERMINATION
6.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    at any time, by mutual written agreement of Seller and Buyer;
(b)    by Buyer, upon prior written notice to Seller, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by Seller within ten (10) days after written notice thereof from Buyer;
(c)    by the Seller, upon prior written notice to Buyer, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or cured by Buyer within ten (10) days after written notice thereof by Seller (provided that the failure of Buyer to deliver the Purchase Price in accordance with Section 1.3 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller);
(d)    by Buyer, by written notice to Seller, following any date determined for the Closing in accordance with Section 1.4 if each condition set forth in Section 5.2 has been satisfied (or will be satisfied by the delivery of documents by the Parties prior to the Closing) or waived in writing on such date and Seller has nonetheless refused to consummate the transactions contemplated by this Agreement;
(e)    by Seller, by written notice to Buyer, following any date determined for the Closing in accordance with Section 1.4 if each condition set forth in Section 5.1 has been satisfied (or will be satisfied by the delivery of documents by the Parties prior to the Closing) or waived in writing on such date and Buyer has nonetheless refused to consummate the transactions contemplated by this Agreement; and
(f)    on or after the thirtieth (30th) day following the date of this Agreement (the “Termination Date”), if the Closing has not occurred, (i) by Buyer by written notice to Seller if any condition precedent set forth in Section 5.1 has not been satisfied by the Termination Date, or (ii) by Seller by written notice to Buyer if any condition precedent set forth in Section 5.2 has not been satisfied by the Termination Date.
Notwithstanding the foregoing, Buyer may not rely on the failure of any condition precedent set forth in Section 5.1 to be satisfied if such failure was caused by Buyer’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement, and Seller may not rely on the failure of any condition precedent set forth in Section 5.2 to be satisfied if such failure was caused by Seller’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.
6.2    Effect of Termination. If this Agreement is terminated as provided in Section 6.1, then this Agreement will forthwith become void and there will be no liability on the part of either Party to the other Party or any other Person in respect thereof; provided that:
(a)    the obligations of the Parties described in Section 7.1, ARTICLE IX, Section 10.1, Section 10.2, Section 10.4, Section 10.6 and Section 10.7 will survive any such termination; and
(b)    no such termination will relieve any Party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.
ARTICLE VII
ADDITIONAL COVENANTS
7.1    Confidentiality. Commencing on the date hereof and continuing for a period of three (3) years thereafter, Seller will not (i) divulge, transmit or otherwise disclose (except as required by applicable Law), directly or indirectly, any Confidential Information with respect to the Business or (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than Buyer. It is the desire and intent of the Parties to this Agreement that the provisions of this Section 7.1 will be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 7.1 will be adjudicated to be invalid or unenforceable, this Section 7.1 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Parties recognize that the performance of the obligations under this Section 7.1 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 7.1, Buyer will be entitled, if it so elects, to enforce the specific performance thereof by Seller or to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. Seller further agrees that Buyer will not be required to post a bond or other security in connection with the issuance of any such injunction.
7.2    Certain Access Provisions. For a period of five (5) years after the Closing Date, Buyer shall preserve and retain, and maintain in an accessible form, all business, accounting, legal, auditing or other books and records included in the Purchased Assets relating to periods prior to the Closing Date.
7.3    Further Assurances. At any time and from time to time at or after the Closing, each of the Parties will, at the reasonable request of the other Party without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions, as such other Party may reasonably request in order (a) to more effectively (i) transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in such entities all right, title and interest in, to and under the Purchased Assets and (ii) assume the Assumed Liabilities, (b) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto or (c) to otherwise carry out the intents and purposes of this Agreement.
7.4    Employee Matters.
(a)    Buyer shall offer employment, effective on the Closing Date, to all employees of Seller, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the employees who accept such employment and commence employment with Buyer, the “Transferred Employees”). Notwithstanding the foregoing, nothing herein will require Buyer to retain any Transferred Employee for any period of time or otherwise restrict or limit Buyer’s right to terminate or otherwise alter the terms of employment of any such Transferred Employee, each of whom will be considered an employee “at will” except to the extent covered by an employment agreement or a severance agreement.
(b)    On the Closing Date, Buyer shall provide each Transferred Employee with base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing.
(c)    With respect to any employee benefit plan maintained by Buyer or an affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employees, effective as of the Closing, Buyer shall, or shall cause its affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Benefit Plan or (z) such prior credit is not permitted by the terms of the applicable Buyer Benefit Plan.
(d)    Effective as soon as practicable following the Closing Date, Seller shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains to the defined contribution retirement plan maintained by Buyer, with respect to the Transferred Employees, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.
(e)    Effective as of the Closing, the Transferred Employees shall cease active participation in the Seller Benefit Plans.
(f)    Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any employee of Seller who accepts an employment offer by Buyer that is consistent with the requirements of Section 7.4(b), including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each such employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.
(g)    This Section 7.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.4 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its affiliates or compensation or benefits of any nature or kind whatsoever.
7.5    Name Change. Seller hereby covenants and agrees to amend its certificate of formation within two (2) business days following the Closing to change its name to a name reasonably acceptable to Buyer which name does not include the words “Custom Control Concepts”.
7.6    Post-Closing Payments in Respect of Purchased Assets. If Seller receives any payments in respect of the Purchased Assets at any time after the Closing (other than checks that have been deposited but have not yet cleared (i.e., incoming float)), Seller shall (a) receive such payments in trust for the benefit of Buyer, (b) segregate such funds from Seller’s other funds and (c) deliver such funds to an account designated in writing by Buyer within ten (10) days of receipt thereof.
7.7    Termination of 401(k) Plan. Seller agrees to adopt, at or prior to the Closing, a formal resolution, conditioned on and subject to the Closing, freezing participation and contributions to the Custom Control Concepts LLC 401k Plan (“Seller’s 401(k) Plan”), and fully vesting participants and terminating Seller’s 401(k) Plan, the same to be effective on the date immediately preceding the Closing Date. Buyer and its affiliates, on the one had, and Seller and its affiliates, on the other hand, shall cooperate following the Closing to (a) transition the Transferred Employees from Seller’s 401(k) Plan to Buyer’s analogous 401(k) plan and (b) take any and all actions necessary or appropriate to wind down Seller’s 401(k) Plan.
7.8    Specified Post-Closing Transition Services. From and after the Closing and continuing until the applicable expiration date set forth on Annex A, Seller shall provide, or cause to be provided, the transition services identified on Annex A to be completed in accordance with the terms set forth on Annex A and Buyer shall comply with its obligations set forth on Annex A.
7.9    Collection of Accounts Receivable. From and after the Closing, Buyer agrees to use commercially reasonable efforts consistent with Seller’s past practices to collect all of the Accounts Receivable within 85 days following the Closing Date. Buyer further agrees that, from and after the Closing, it shall not, directly or indirectly, take any action, or refuse to take any action, that would have the effect of delaying, interfering with or in any way hindering the collection of any of the Accounts Receivable, or that would permit any customer to extend the due date for payment of any of the Accounts Receivable; provided, however, that if any action prohibited by this Section 7.9 shall occur, the occurrence of such action and any negative effect such action may have on the collection of any of the Accounts Receivable shall not in any case constitute a breach of the representations and warranties set forth in Section 2.22.
ARTICLE VIII
TAX MATTERS
8.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
8.2    Allocation. The Purchase Price and all other items required under the Code shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state and local Tax Law) and in accordance with Schedule 8.2. Within ninety (90) days after the Closing, Buyer shall deliver a draft of such allocation to Seller for Seller’s review, comment and consent. Buyer and Seller shall cooperate in good faith to resolve any dispute with respect to the purchase price allocation. If Buyer and Seller fail to reach an agreement within forty-five (45) days after Seller’s receipt of the draft allocation prepared by Buyer, the determination of any disputed item shall be made by RSM US LLP (the “Independent Accountant”), whose decision shall be final and whose fees shall be shared by Seller and Buyer based on the inverse of the percentage that the Independent Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant by Buyer and Seller. The allocation shall be modified as appropriate to reflect any adjustments to the purchase price that are made in accordance with this Agreement. Each of Seller, Buyer and their affiliates shall timely file IRS Form 8594 in accordance with the allocation, as finally determined under this Section 8.2, and shall file all other Tax Returns in a manner consistent therewith. Neither Buyer, Seller, nor their affiliates shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation, as finally determined under this Section 8.2, unless otherwise required by a final determination within the meaning of Section 1313.
8.3    Cooperation on Tax Matters. Buyer and its affiliates, on the one hand, and Seller and its affiliates, on the other hand, shall cooperate in the conduct of any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority (referred to as a “Tax Proceeding”), for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any governmental entity which relate to Seller, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any governmental entity and records concerning the ownership and tax basis of property, which the requested party may possess.
ARTICLE IX
INDEMNIFICATION
9.1    Survival. The representations and warranties contained in this Agreement, or in any Disclosure Schedule, certificate or other document delivered pursuant to this Agreement, shall survive following the Closing Date until the expiration of the Escrow Period. The covenants and agreements of Buyer and Seller contained herein will survive until the later of (i) thirty (30) days after the date performance is due and (ii) the expiration of the Escrow Period.
9.2    Indemnification by Seller. Subject to the limitations set forth herein, from and after the Closing, Seller shall indemnify and defend Buyer against, and shall hold Buyer harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (collectively, “Losses”) resulting from, arising out of, or incurred by Buyer in connection with, or otherwise with respect to: (a) any breach of any representation and warranty of Seller contained in this Agreement; (b) any breach of any covenant of Seller contained in this Agreement; (c) any Excluded Liabilities; and (d) all Taxes (or the non-payment thereof) of Seller for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. Seller shall not be liable for any Loss or Losses (x) unless the claim for such Loss or Losses is brought prior to expiration of the Escrow Period, and (y) unless and until the aggregate amount of all Losses incurred by Buyer exceeds $500,000 (the “Threshold”), whereupon Seller shall be liable for all such Losses from the first dollar thereof. Notwithstanding anything to the contrary contained herein, the foregoing Threshold shall not apply to a breach of any representation and warranty of Seller that constitutes Actual Fraud of Seller. Notwithstanding any provision in this Agreement to the contrary, in the event that Buyer timely submits an indemnification claim under Section 9.2(a) for a breach of representation or warranty under Section 2.22(a) related to a failure to pay Accounts Receivable by GDC Technics, Ltd. post-Closing, the Parties shall cause the amount of the claimed Loss related to such claim to be held in the Escrow Account for an additional seventy-five (75) days following the expiration of the Escrow Period and the Parties shall cooperate in good faith and utilize commercially reasonable efforts to collect the unpaid Accounts Receivable from GDC Technics, Ltd.
9.3    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend Seller against, and shall hold Seller harmless from, any Loss resulting from, arising out of, or incurred by Seller in connection with, or otherwise with respect to: (a) any breach of any representation and warranty of Buyer contained in this Agreement; and (b) any breach of any covenant of Buyer contained in this Agreement. Buyer shall not be liable for any Loss or Losses (x) unless the claim for such Loss or Losses is brought prior to expiration of the Escrow Period, and (y) unless and until the aggregate amount of all Losses incurred by Seller exceeds the Threshold, whereupon Buyer shall be liable for all such Losses from the first dollar thereof. Notwithstanding anything to the contrary contained herein, the Threshold shall not apply to a breach of any representation or warranty of Buyer that constitutes Actual Fraud of Buyer.
9.4    Indemnification Procedure for Third Party Claims.
(a)    As used in this Agreement, (i) “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement, and (ii) “Indemnitor” means any Party to this Agreement from which an Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
(b)    In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for the anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.
(c)    The Indemnitor may notify the Indemnitee, upon written notice delivered to the Indemnitee within thirty (30) days after receiving a Notice of Claim, that the Indemnitor desires to assume the defense of such Third Party Claim and any litigation resulting from therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided, that such assumption and control of the defense of such Third Party Claim shall not be deemed to be an acceptance or assumption that any Losses arising from such claim are indemnifiable Losses for which the Indemnitor is liable hereunder. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. Indemnitee and Indemnitor will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. Indemnitee and Indemnitor will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent. Although the Indemnitee shall have the right to engage separate counsel in and/or to participate in the defense of any Third Party Claim with respect to which the Indemnitor has assumed the Third Party Defense thereof, the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnitee and shall not be payable by the Indemnitor.
(d)    If the Indemnitor does not assume the Third Party Defense, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to a matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, that (i) the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.
(e)    The Indemnitor or the Indemnitee, as the case may be, will at all times keep the Indemnitor or the Indemnitee, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate with each other with respect to the defense of any such matter.
9.5    Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim. Such Notice of Claim shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within fifteen (15) days after its receipt of the Notice of Claim, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters.
9.6    Limitations.
(a)    Except in the event of the Actual Fraud of Seller, with respect to any claim seeking recovery of Loss under Section 9.2(a), Buyer’s sole source of recovery against Seller shall be against the remaining Escrow Funds then held in the Escrow Account, and in no event will Buyer be entitled to make a claim for indemnification against, seek to recover from, or have any right to recover directly from Seller for such Losses.
(b)    The amount of Losses payable under this ARTICLE IX by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other person alleged to be responsible therefor, net of any out-of-pocket expenses incurred by such Indemnitee in collecting such amount; provided, that, for the avoidance of doubt, any Loss eroding all or any part of the deductible or retention (the “R&W Deductible”) under the Representation and Warranty Policy obtained in connection with the transactions contemplated by this Agreement shall be considered a “Loss” under this Agreement and such Loss may be recovered from the Escrow Funds; provided, further, that Buyer shall be entitled to make a claim for indemnification hereunder without regard to whether Buyer is also proceeding against the Representation and Warranty Policy with respect to the same Losses.
(c)    In no event shall Buyer be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) any loss, liability, damage or expense to the extent included as a liability or expense in the Financial Statements or (ii) any Losses consisting of or relating to Taxes with respect to any taxable period (or portion thereof) beginning after the Closing Date.
(d)    The Indemnitee agrees that in the event of any breach giving rise to an indemnification obligation under this ARTICLE IX, such Indemnitee shall take and shall cause its affiliates to take, or cooperate with the Indemnitor, if so requested by the Indemnitor, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).
ARTICLE X
MISCELLANEOUS
10.1    Public Announcements. Seller and Buyer shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. Nothing in this Agreement shall be construed to prevent any Party from making any public disclosure required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

10.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or e-mail with portable document format (.pdf) attachment, if applicable, or (c) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses, facsimile numbers or e-mail addresses (or to such other address, facsimile number or e-mail address a party may have specified by notice given to the other party pursuant to this provision):
If to Buyer, to:

Astronics Corporation
130 Commerce Way
East Aurora, NY 14052
Attn: David C. Burney, Chief Financial Officer
Facsimile: (716) 805-1286

If to Seller, to:

Sorenson Capital Partners II, L.P.
3400 Ashton Blvd # 400
Lehi, UT 84043
Attention: Luke Sorenson and Peter Sturgeon
Email: lsorenson@sorensoncap.com
psturgeon@sorensoncap.com

With a required copy to:

Honigman Miller Schwartz & Cohn LLP
660 Woodward Ave #2290
Detroit, MI 48226
Attention: Joshua F. Opperer and Jacob D. Drouillard
Email: jopperer@honigman.com
jdrouillard@honigman.com

10.3    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
10.4    Expenses. Each of the Parties shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.
10.5    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary set forth in this Section 10.5, (a) Buyer may, without the prior written consent of Seller, assign or transfer its rights, but not its obligations, under this Agreement to any lender as collateral security in respect of any Indebtedness of Buyer; provided, however, in such case, that no such assignment or transfer shall relieve Buyer of its obligations or agreements hereunder or require Seller to resort to any such assignee or transferee prior to seeking any remedies against Buyer permitted under or pursuant to this Agreement, and (b) Seller may, without the prior written consent of Buyer, assign or transfer its rights under this Agreement or the Escrow Agreement to any lender as collateral security in respect of any Indebtedness of Seller; provided, however, in such case, that no such assignment or transfer shall relieve Seller of its obligations or agreements hereunder or require Buyer to resort to any such assignee or transferee prior to seeking any remedies against Seller permitted under or pursuant to this Agreement.
10.6    Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
10.7    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware, or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
10.8    Payments under Agreement. Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding Tax obligations required to be withheld by law), on the dates required hereby (with time being of the essence).
10.9    Provision Respecting Representation of Seller. Buyer agrees, on its own behalf and on behalf of its affiliates, that, following the Closing, Honigman may serve as counsel to Seller and its affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Honigman prior to the Closing Date of Seller or the Business. Buyer and Seller hereby (i) waive any claim they have or may have that Honigman has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer and Seller or any of its affiliates, Honigman may represent Seller or any of its affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Business and even though Honigman may have represented Seller with respect to the Business in a matter substantially related to such dispute. Buyer also further agrees that, as to all communications among Honigman and Seller or Seller’s affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and are not part of the Purchased Assets and shall not pass to or be claimed by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Seller and a third party other than a Party to this Agreement after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Honigman to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of Seller.
10.10    Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
10.11    No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.
10.12    Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Disclosure Schedules, set forth the entire understanding of the Parties hereto with respect to the Acquisition. All Exhibits and Disclosure Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).
10.13    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
10.14    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15    Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to by the words “without limitation, unless otherwise specified.
10.16    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
10.17    Definitions.
(a)    Certain Definitions. For purposes of this Agreement, the following capitalized terms used in this Agreement have the meanings set forth below:
“Acquisition” means the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby.
“Actual Fraud” means actual fraud of Seller (i.e., not constructive, common law, implied or other similar categories of fraud) with respect to the breach of a representation and warranty of Seller in ARTICLE II of this Agreement.
“Confidential Information” means any confidential information relating to the Purchased Assets or the Assumed Liabilities that is not already generally available to the public.
“GAAP” means United States generally accepted accounting principles, applied in a manner consistent with Seller’s past practice.
“Indebtedness” as used herein shall mean, with respect to Seller, without duplication, (i) all obligations of Seller for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of Seller for the deferred purchase price of any property or services, (iii) all obligations of Seller secured by a purchase money mortgage or other Lien, (iv) all obligations under capital leases, (v) all obligation of Seller in respect of bankers’ acceptances or letters of credit to the extent drawn, (vi) all obligations secured by Liens on property acquired by Seller, whether or not such obligations were assumed by Seller at the time of acquisition of such property, (vii) all obligations of Seller that would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon execution of this Agreement or the consummation of the transactions contemplated hereby, (viii) accrued bonuses, (ix) all obligations of a type referred to in clauses (i) through (viii) above which are directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (x) interest, principal, prepayment penalty, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (ix) above, whether resulting from their payment or discharge or otherwise.
“Key Employee Attrition Event” means (i) the termination of the employment relationship (or the receipt of notice from the employee of termination of the employment relationship) between Seller and two (2) or more of the employees identified on Schedule 10.17(a) prior to the Closing, or (ii) the termination of the employment relationship (or the receipt of notice from the employee of termination of the employment relationship) between Seller and four (4) or more of the employees identified on Schedule 10.17(b) prior to the Closing.
“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).
“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, an association, a limited liability company, a limited liability partnership, a trust, an incorporated organization or a governmental entity.
“Representation and Warranty Policy” means the buyer-side insurance policy between Buyer and QBE Specialty Insurance Company, bound on or prior to the Closing Date with respect to the representations and warranties set forth in ARTICLE II of this Agreement.
“Seller’s Knowledge” means the actual knowledge of each of William Weaver, Ronald Hoyt, Luke Sorenson and Jaime McGrath.
“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, by and among Seller, Parent, the other Loan Parties (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto and ZB, N.A. dba Zions First National Bank, dated June 22, 2016.
“Senior Debt” means the Indebtedness under the Senior Credit Agreement.
“Senior Debt Consent Letter” means a consent letter from the holders of Senior Debt releasing all Liens relating thereto to the extent related to the Purchased Assets (as well as the consent to such release by the Administrative Agent (as defined in the Senior Credit Agreement)) upon receipt of the Senior Debt Paydown Amount, substantially in the form of Exhibit D hereto.
“Senior Debt Paydown Amount” means the amount required to be paid as a payment on the Senior Debt as set forth in the Senior Debt Consent Letter.
“Stretched Trade Payables” has the meaning set forth in Section 1.3(d).

“Sub Debt” means the Indebtedness under the Sub Debt Agreement.
“Sub Debt Agreement” means that certain Senior Subordinated Loan Agreement, by and among Patriot Capital II, L.P., Newspring Mezzanine Capital II, L.P., Seller and Parent, dated December 4, 2012 (as amended by Confirmatory Amendment to Senior Subordinated Loan Agreement, dated December 4, 2012), by First Amendment to Senior Subordinated Loan Agreement, dated July 21, 2013, by Second Amendment to Senior Subordinated Loan Agreement, dated October 24, 2013, by Third Amendment to Senior Subordinated Loan Agreement, dated January 29, 2015, by Fourth Amendment to Senior Subordinated Loan Agreement, dated March 9, 2016, by Fifth Amendment to Senior Subordinated Loan Agreement, dated March 16, 2016, and by Sixth Amendment to Senior Subordinated Loan Agreement, dated June 22, 2016.
“Sub Debt Consent and Release” means the (i) consent of the holders of the Sub Debt to the consummation of the transactions contemplated by this Agreement and (ii) a general release of claims by the holders of the Sub Debt in favor of Buyer and its affiliates, substantially in the form of Exhibit E hereto.
“Transaction Expenses” means, to the extent not paid prior to the Closing, (i) all expenses with respect to outside legal counsel, accountants, advisors, brokers and other third parties in connection with the transactions contemplated hereby which are incurred by or on behalf of Seller or its affiliates, (ii) change of control payment and (iii) any management fees and reimbursable expenses payable to Sorenson Capital Partners II, L.P. or its affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

UJB ACQUISITION CORP.

By: /s/ David C. Burney
Name: David C. Burney
Title: Secretary and Treasurer

SELLER:

CUSTOM CONTROL CONCEPTS LLC

By: /s/ William Weaver
Name: William Weaver
Title: President